UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 3, 2005

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13282	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 230
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2005, the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Penn Virginia Corporation (the "Company") determined that base salaries payable to executive officers in 2005, and cash bonuses and long-term compensation payable to executive officers in 2005 relating to their performance in 2004 on behalf of the Company, are as follows:

	2005		2004
Name and Principal Position	Salary		Cash Bonus		Long-Term Compensation
A. James Dearlove Chief Executive Officer	$176,000	(1)	$110,000	(1)	$238,000	(1)
Keith D. Horton Executive Vice President	25,000	(2)	14,000	(2)	24,200	(2)
Ronald K. Page Vice President, Corporate Development	20,000	(2)	10,000	(2)	20,000	(2)
Frank A. Pici Executive Vice President and Chief Financial Officer	121,500	(1)	70,000	(1)	140,000	(1)
Nancy M. Snyder Senior Vice President and General Counsel	105,000	(1)	60,000	(1)	120,000	(1)
H. Baird Whitehead Executive Vice President	289,000		120,000		300,000

(1)

These amounts reflect compensation payable to Messrs. Dearlove and Pici and Ms. Snyder in consideration for services rendered to the Company. In addition to rendering services to the Company, Messrs. Dearlove and Pici and Ms. Snyder devote approximately 50% of their professional time rendering services to Penn Virginia Resource GP, LLC (the "General Partner"), an indirectly wholly owned subsidiary of the Company, which is the general partner of Penn Virginia Resource Partners, L.P. (the "Partnership"), a master limited partnership whose common units are traded on the New York Stock Exchange. The amounts set forth in the chart above do not reflect compensation payable to Messrs. Dearlove and Pici and Ms. Snyder for services rendered to the General Partner. For administrative purposes, the Company pays directly to these shared executive officers all amounts of cash compensation owed to them for services rendered to the General Partner, and the General Partner then reimburses these amounts to the Company. In 2005, the Company will pay directly to Messrs. Dearlove and Pici and Ms. Snyder, and will be reimbursed by the General Partner for, $176,000, $121,500 and $105,000 of salary, respectively, attributable to professional time devoted to the Partnership's business and affairs. The Company has also paid $110,000, $70,000 and $60,000 to Messrs. Dearlove and Pici and Ms. Snyder, respectively, of annual cash bonus attributable to their performance in 2004 relating to the business of the Partnership. The General Partner will reimburse the Company for these amounts. The Partnership will directly pay to Messrs. Dearlove and Pici and Ms. Snyder $238,000, $140,000 and $120,000 worth of long-term compensation with respect to their performance in 2004 relating to the Partnership's business.

(2)

Messrs. Horton and Page each devote approximately 10% of their professional time to the business and affairs of the Company and devote approximately 90% of their professional time to the Partnership's business and affairs. The amounts set forth in the chart above do not include $225,000 and $180,000 of 2005 salary, and $126,000 and $90,000 of cash bonus relating to their performance in 2004, payable to Messrs. Horton and Page, respectively, which will be reimbursed to the Company by the Partnership. The Partnership will directly pay to Messrs. Horton and Page $217,800 and $180,000, respectively, worth of long-term compensation with respect to their performance in 2004.

The Committee believes that the Company's executive compensation should be industry competitive, and, therefore, generally targets executive compensation at approximately the 50th percentile of certain peer groups established by the Committee's independent executive compensation consultant. The Committee recognizes, however, that, due to the importance of executive accountability for individual and Company performance, that percentiles could be higher, reflecting awards for exceptional Company or individual performance, or lower, reflecting Company or individual under performance.

The Committee also adopted certain criteria on which it based the amounts of cash bonus and long-term compensation paid to executives in 2005 with respect to their performance during 2004. Those criteria included (a) the quantitative measure of growth in the Company's "net asset value per share" (as herein after defined), which is applicable to each executive officer, and (b) quantitative and qualitative individual measures of achievement, which vary in mix and weight depending on the executive's specific position. "Net asset value per share" is equal to (x) the value of the Company's proved oil and gas reserves and other non-reserve assets (principally the market value of the Partnership common units it owns) less the amount of the Company's debt not related to the Partnership divided by (y) the total number of shares of the Company's common stock issued and outstanding.

Long-term compensation awards are expressed in dollars and are paid in the form of stock options, restricted stock and restricted Partnership units under the Company's Amended 1999 Employee Stock Incentive Plan and the General Partner's Amended and Restated Long-Term Incentive Plan. The actual number of shares of restricted stock and restricted units awarded are based on the fair market value of the Company's Common Stock and the Partnership's Common Units on the date of the award. The actual number of stock options awarded is based on the value of the options on the date awarded using the Black-Scholes model. Executives who devote generally equal amounts of time on Company and General Partner matters have their long-term incentive awards split on a 50/50 basis between Company awards of options or restricted stock on one hand, and restricted Partnership units on the other hand. Executives whose services are rendered wholly or predominantly to either the Company or the Partnership receive only options and restricted stock or restricted Partnership units, respectively. Executives are given the opportunity to elect in advance of Company incentive award grants whether to receive those awards in stock options, restricted stock or a combination of both.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2005

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Senior Vice President and General Counsel